[Logo]

FOR IMMEDIATE RELEASE

April 30, 2009

Company:	Dominion

Contacts:
Media:	Mark Lazenby (804) 819-2042, Mark.Lazenby@dom.com Ryan Frazier (804) 819-2521, C.Ryan.Frazier@dom.com
Analysts:	Greg Snyder (804) 819-2383, James.Gregory.Snyder@dom.com Laura Kottkamp (804) 819-2254, Laura.E.Kottkamp@dom.com

DOMINION ANNOUNCES FIRST-QUARTER 2009 EARNINGS

• First-quarter 2009 operating earnings of 97 cents per share compare to guidance of 85 cents to 90 cents per share
• First-quarter GAAP earnings of 42 cents per share
• Company affirms 2009 operating earnings guidance of $3.20 to $3.30 per share
• Conference call scheduled for 10 a.m. EDT today

RICHMOND, Va. – Dominion (NYSE: D) today announced unaudited net income determined in accordance with Generally Accepted Accounting Principles (GAAP) for the three months ended March 31, 2009, of $248 million (42 cents per share) compared to net income of $680 million ($1.18 per share) for the same period in 2008.

Operating earnings for the three months ended March 31, 2009, amounted to $569 million (97 cents per share) compared to operating earnings of $578 million ($1.00 per share) for the same period in 2008.  Operating earnings are defined as GAAP earnings adjusted for certain items.

Dominion uses operating earnings as the primary performance measurement of its earnings outlook and results for public communications with analysts and investors.  Dominion also uses operating earnings internally for budgeting, for reporting to the board of directors, for the company’s incentive compensation plans and for its targeted dividend payouts and other purposes.  Dominion management believes operating earnings provide a more meaningful representation of the company’s fundamental earnings power.

Business segment results and detailed descriptions of items included in 2009 and 2008 GAAP earnings but excluded from operating earnings can be found on Schedules 1, 2 and 3 of this release.

Thomas F. Farrell II, chairman, president and chief executive officer, said:

“This quarter we took another important step toward successfully meeting the growing demand for new energy and infrastructure across the many markets we serve. To move Virginia toward its goal of energy independence and to reduce its reliance on imported power, we filed for our first base rate increase in seventeen years, along with several rate adjustment clauses, that support new generation and transmission projects over the next several years.

“We also completed major construction projects at our Cove Point LNG facility in Maryland, and at Fowler Ridge in Indiana, the largest wind farm in the Midwest.

“Our merchant businesses delivered exceptional results this quarter. Combined with better-than-expected results from producer services, favorable utility weather and lower-than-expected interest expense, our operating earnings exceeded the top end of our guidance range.

“The strong quarterly financial performance gives us confidence that our operating earnings for 2009 should reach $3.20 to $3.30 per share.”

First-quarter 2009 operating earnings compared to guidance

First-quarter 2009 operating earnings of 97 cents per share compare to guidance of 85 cents to 90 cents per share.  Drivers that compared favorably to guidance include higher contributions from the producer services business; favorable weather in the electric service territory; and lower interest expense. Factors that compared negatively to guidance include storm damage and service restoration charges in the regulated electric business and a higher effective income tax rate.

First-quarter 2009 operating earnings compared to 2008

The decrease in first-quarter 2009 operating earnings per share as compared to 2008 is primarily attributable to higher income tax expense due to the absence of certain state tax benefits recognized in 2008 and lower gas and oil production in the company’s E&P operations, as a result of the expiration of overriding royalty interests associated with former volumetric production payment agreements. Partially offsetting these negatives were higher contributions from the merchant generation and producer services businesses and favorable weather in the regulated electric service territory.

Complete details of first-quarter 2009 operating earnings compared to 2008 can be found on Schedule 4 of this release.

Second-quarter 2009 operating earnings guidance

Dominion expects second-quarter 2009 operating earnings in the range of 61 cents to 66 cents per share.  This compares to operating earnings of 50 cents per share in the second-quarter of 2008.  Drivers expected to compare favorably to 2008 include higher contributions from the merchant generation, producer services and gas transmission businesses. Expected offsets include lower contributions from the regulated electric generation business, including a return to normal weather, a heavier-than-normal planned outage schedule and reduced financial transmission rights (FTR) and wholesale margins; and higher interest expense. Complete details of the company’s second-quarter 2009 guidance can be found in Dominion’s first-quarter 2009 Earnings Release Kit published this morning on Dominion’s Web page under Financial Modeling, Earnings Release Kits at www.dom.com/investors.

In providing its second-quarter and full-year 2009 operating earnings guidance, the company notes that there will be differences between expected 2009 GAAP and operating earnings for matters such as, but not limited to, divestitures or changes in accounting principles. At this time, Dominion management is not able to estimate the impact, if any, of these items on GAAP earnings. Accordingly, Dominion is not able to provide a corresponding GAAP equivalent for its operating earnings guidance and outlook.

Conference call today

Dominion will host its first-quarter earnings conference call at 10 a.m. EDT on Thursday, April 30.  Dominion management will discuss first-quarter 2009 financial results, second-quarter 2009 guidance and other matters of interest to the financial community.

Domestic callers should dial (866) 710-0179. The passcode for the conference call is “Dominion.”  International callers should dial (334) 323-9871.  Participants should dial in 10 minutes to 15 minutes prior to the scheduled start time.  Members of the media also are invited to listen.

A live webcast of the conference call will be available on the company’s investor information page at www.dom.com/investors.

A replay of the conference call will be available beginning about 1 p.m. EDT April 30 and lasting until 11 p.m. EDT May 7.  Domestic callers may access the recording by dialing (877) 919-4059.  International callers should dial (334) 323-7226.  The PIN for the replay is 25170424.  Additionally, a replay of the webcast will be available on the company’s investor information page by the end of the day April 30.

Dominion is one of the nation's largest producers and transporters of energy, with a portfolio of more than 27,400 megawatts of generation, 1.2 trillion cubic feet equivalent of proved natural gas and oil reserves, 14,000 miles of natural gas transmission, gathering and storage pipeline and 6,000 miles of electric transmission lines.  Dominion operates the nation’s largest natural gas storage facility with 975 billion cubic feet of storage capacity and serves retail energy customers in 12 states. For more information about Dominion, visit the company's Web site at www.dom.com.

This release contains certain forward-looking statements, including forecasted operating earnings and outlook for 2009 and 2010 as well as projected future dividend growth rates which are subject to various risks and uncertainties.  Factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as fluctuations in energy-related commodity prices, the timing of the closing dates of acquisitions or divestitures, estimates of future market conditions, access to and costs of capital, fluctuations in the value of our pension assets and assets held in our decommissioning trusts, estimates of proved and unproved reserves, the company’s ability to meet its natural gas and oil production forecasts, the timing and receipt of regulatory approvals necessary for planned projects, acquisitions and divestitures, and the ability to complete planned construction or expansion projects as scheduled.  Other factors include, but are not limited to, weather conditions, including the effects of hurricanes and major storms on operations, the behavior of other market participants, state and federal legislative and regulatory developments and changes to environmental and other laws and regulations, including those related to climate change, greenhouse gases and other emissions to which we are subject, economic conditions in the company's service area, risks of operating businesses in regulated industries that are subject to changing regulatory structures, changes to regulated gas and electric rates collected by Dominion, changes to rating agency requirements and ratings, changing financial accounting standards, trading counter-party credit risks, risks related to energy trading and marketing, adverse outcomes in litigation matters, and other uncertainties.  Other risk factors are detailed from time to time in Dominion’s most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities & Exchange Commission.
###

Schedule 1 - Segment Operating Earnings

Preliminary, Unaudited
(millions, except earnings per share)	Three months ended March 31
	2009	2008	Change
Operating Revenue (GAAP Based)	$ 4,778	$ 4,353	$ 425

Earnings:
Dominion Virginia Power	$ 115	$ 118	$ (3)
Dominion Energy	172	182	(10)
Dominion Generation	369	336	33
Corporate and Other	(87)	(58)	(29)
OPERATING EARNINGS	$ 569	$ 578	$ (9)
Items excluded from operating earnings [1]	(321)	102	(423)
GAAP EARNINGS	$ 248	$ 680	$ (432)

Common Shares Outstanding (average, diluted)	585.7	578.4

Earnings Per Share (EPS):
Dominion Virginia Power	$ 0.20	$ 0.20	$ -
Dominion Energy	0.29	0.32	(0.03)
Dominion Generation	0.63	0.58	0.05
Corporate and Other	(0.15)	(0.10)	(0.05)
OPERATING EARNINGS	$ 0.97	$ 1.00	$ (0.03)
Items excluded from operating earnings [1]	(0.55)	0.18	(0.73)
GAAP EARNINGS	$ 0.42	$ 1.18	$ (0.76)

   1)       Refer to schedules 2 and 3 for details related to items excluded from operating earnings, or find "GAAP Reconciliation" on Dominion's Web site at www.dom.com/investors.

Schedule 2 – Reconciliation of 2009 Operating Earnings to GAAP

2009 Earnings (Three months ended March 31, 2009)

The net effects of the following items, all shown on an after-tax basis, are included in 2009 reported earnings, but are excluded from operating earnings:

•	$272 million impairment charge as a result of the quarterly ceiling test performed on our gas and oil properties under the full cost method accounting.
•	$50 million net loss related to our investments in nuclear decommissioning trust funds.
•	$26 million of earnings from Peoples and Hope.
•	$25 million net expense related to other items.

(millions, except per share amounts)	1Q09	2Q09	3Q09	4Q09	YTD 2009
Operating earnings	$569				$569
Items excluded from operating earnings (after-tax):
Impairment of gas and oil properties	(272)				(272)
Net losses in nuclear decommissioning trust funds	(50)				(50)
Peoples and Hope operations	26				26
Other items	(25)				(25)
Total items excluded from operating earnings	(321)				(321)
Reported net income	$248				$248
Common shares outstanding (average, diluted)	585.7				585.7
Operating earnings per share	$0.97				$0.97
Items excluded from operating earnings (after-tax)	(0.55)				(0.55)
Reported earnings per share	$0.42				$0.42

Schedule 3 – Reconciliation of 2008 Operating Earnings to GAAP

2008 Earnings (Twelve months ended December 31, 2008)

The net effects of the following items, all shown on an after-tax basis, are included in 2008 reported earnings, but are excluded from operating earnings:

•
$136 million tax benefit related to the planned sale of Peoples and Hope natural gas distribution companies, reflecting the reversal of deferred tax liabilities established in 2006, due to a change in the expected tax treatment of the sale.

•	$78 million of earnings from Peoples and Hope.
•	$38 million impairment charge related to a Dominion Capital investment.
•	$109 million of impairment charges reflecting other-than-temporary declines in the fair value of securities held in nuclear decommissioning trust funds.
•	$26 million net-of-tax reduction to the gain recognized in 2007 from the sale of our U.S. E&P businesses as a result of post-closing adjustments.
•	$41 million in other charges, including impairment of non-refundable deposits for certain generation-related vendor contracts and an increase to tax valuation allowances to reflect the effect of lower projected capital gain income on the realizability of state loss carryforwards attributable to specific asset impairments and dispositions.

(millions, except per share amounts)	1Q08	2Q08	3Q08	4Q08	YTD 2008*
Operating earnings	$578	$289	$545	$422	$1,834
Items excluded from operating earnings (after-tax):
Tax benefit related to the planned sale of Peoples & Hope	136				136
Peoples and Hope operations	31	30	2	15	78
Dominion Capital asset impairment	(38)				(38)
Impairment losses in nuclear decommissioning trust funds	(16)	(15)	(19)	(59)	(109)
Adjustment to gain on sale of our U.S. E&P businesses			(26)		(26)
Other charges	(11)	(6)	6	(30)	(41)
Total items excluded from operating earnings	102	9	(37)	(74)	0
Reported net income	$680	$298	$508	$348	$1,834
Common shares outstanding (average, diluted)	578.4	580.7	582.0	582.1	580.8
Operating earnings per share	$1.00	$0.50	$0.94	$0.72	$3.16
Items excluded from operating earnings (after-tax)	0.18	0.01	(0.07)	(0.12)	0.00
Reported earnings per share	$1.18	$0.51	$0.87	$0.60	$3.16
*	YTD 2008 EPS may not equal sum of quarters due to share count differences.

Schedule 4 - Reconciliation of 2009 Earnings to 2008

Preliminary, unaudited	Three Months Ended
(millions, except EPS)	March 31,
	2009 vs. 2008
	Increase / (Decrease)
Reconciling Items	Amount	EPS

Dominion Virginia Power
Regulated electric sales:
Weather	$16	$0.03
Customer growth	2	0.00
Other	(7)	(0.01)
Retail energy marketing operations	(15)	(0.02)
Other	1	0.00
Share dilution	---	0.00
Change in contribution to operating earnings	($3)	$0.00

Dominion Energy
Producer services	$26	$0.04
Gas and Oil - production	(19)	(0.03)
Change in state tax legislation	(16)	(0.03)
Other	(1)	0.00
Share dilution	---	(0.01)
Change in contribution to operating earnings	($10)	($0.03)

Dominion Generation
Regulated electric sales:
Weather	$28	$0.05
Rate Adjustment Clause	$14	$0.02
Customer growth	3	0.00
Other	(27)	(0.04)
Merchant generation margin	41	0.07
Sales of emissions allowances	(7)	(0.01)
Depreciation and amortization	(12)	(0.02)
Other	(7)	(0.01)
Share dilution	---	(0.01)
Change in contribution to operating earnings	$33	$0.05

Corporate and Other
Change in contribution to operating earnings	($29)	($0.05)

Change in consolidated operating earnings [1]	($9)	($0.03)

Change in items excluded from operating earnings [1,2]	($423)	($0.73)

Change in net income (GAAP earnings)	($432)	($0.76)

  1)   Earnings for the Peoples Natural Gas Company (Peoples) and Hope Gas, Inc. (Hope) are excluded from our 2009 and 2008 operating earnings.
  2)   Refer to schedules 2 and 3 for details of items excluded from operating earnings, or find "GAAP Reconciliation" on Dominion's Web site at www.dom.com/investors.